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                                                                     EXHIBIT 8.2



                                February 3, 1999



Integrated Process Equipment Corp.
4717 East Hilton Avenue
Phoenix, Arizona  85034

Ladies and Gentlemen:

         We have acted as counsel for Integrated Process Equipment Corp., a Delaware corporation ("IPEC") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of November 19, 1998 (the "Merger Agreement") by and among SpeedFam International, Inc., an Illinois corporation ("SpeedFam"), SpeedFam, Inc., a wholly-owned subsidiary of SpeedFam incorporated in Delaware ("Merger Sub"), and IPEC. Pursuant to the Merger Agreement, Merger Sub will merge with and into IPEC (the "Merger"), and IPEC will become a wholly-owned subsidiary of SpeedFam. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Merger Agreement (including Exhibits), the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and joint proxy statement of SpeedFam and IPEC) (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of SpeedFam and IPEC, respectively (the "Officers' Certificates").

         In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time)
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February 3, 1999
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due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

         4. The Merger will be reported by SpeedFam and IPEC on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

         5. The Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state law.

         Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Registration Statement and the Officers' Certificates are true and correct as of the Effective Time, then for federal income tax purposes we are of the opinion that:

                  (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

                  (ii) The discussion in the Registration Statement entitled "Material Federal Income Tax Considerations" accurately summarizes the material federal income tax consequences of the Merger.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not
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February 3, 1999
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adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,



                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation